Exhibit 99.1

April 16, 2015	Analyst Contact:	T.D. Eureste 918-588-7167
	Media Contact:	Stephanie Higgins 918-591-5026

Michael G. Hutchinson Joins
ONEOK Partners Board of Directors

TULSA, Okla. – April 16, 2015 –The board of directors of ONEOK Partners, L.P. (NYSE: OKS) today announced that Michael G. Hutchinson has joined the board, effective April 16, 2015. With the addition of Hutchinson, the ONEOK Partners board now has eight members, six of whom are independent. Gil J. Van Lunsen retired from the board earlier this month after 10 years of service.

Hutchinson, 59, retired as a partner of Deloitte & Touche in 2012 after nearly 35 years with the firm. During his Deloitte career, he led the energy and natural resources practice in Colorado for more than 10 years while also managing more than 150 people in the Denver, Colorado, audit and enterprise risk management practice.

“Hutch will be a valuable addition to our board,” said John W. Gibson, chairman, ONEOK Partners. “His extensive knowledge and experience in accounting, finance and master limited partnerships will greatly benefit our board and unitholders.”

Hutchinson’s accounting and finance experience includes serving as the lead audit partner on many of Deloitte & Touche’s largest clients from 1989 until his retirement in 2012. His experience spans multiple financial aspects and includes accounting principles, financial controls and evaluating financial statements of public companies in the energy sector from an auditor’s perspective.

Hutchinson has served on the board of Westmoreland Coal Company since 2012, where he is the chair of the audit committee and a member of the compensation committee. He also is a member of the ONE Gas, Inc. board of directors where he is chair of the audit committee and serves on the governance and executive compensation committees.

Hutchinson, a native of Colorado, graduated from the University of Northern Colorado with a bachelor’s degree in accounting.

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Michael G. Hutchinson Elected to
ONEOK Partners Board of Directors

ONEOK Partners, L.P. (pronounced ONE-OAK) (NYSE: OKS) is one of the largest publicly traded master limited partnerships in the United States and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a pure-play publicly traded general partner, which owns 37.8 percent of the overall partnership interest, as of Dec. 31, 2014.

For more information, visit the website at www.oneokpartners.com.

For the latest news about ONEOK Partners, follow us on Twitter @ONEOKPartners.

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